Exhibit 23.1

In connection with the proposed merger of Cuyamaca Bank, N.A. with and into Community National Bank, a subsidiary of Community Bancorp Inc., we hereby consent to the reference to our firm in the Joint Proxy Statement – Prospectus and to the inclusion of our fairness opinion as an exhibit to such Joint Proxy Statement – Prospectus.

July 13, 2004

/s/ C. MATTHEW ALLEN
Hoefer & Arnett, Inc. Managing Director